Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES FIRST QUARTER 2012 FINANCIAL RESULTS

Solid core business results in increased sales and strong book-to-bill and backlog

PALO ALTO, Calif. – February 9, 2012 – CPI International Holding Corp., the parent company of CPI International, Inc. (CPI), today announced financial results for its first quarter of fiscal year 2012 ended December 30, 2011.

“For the past few years, discussions of our financial results have been dominated by programs that have been atypical for CPI, such as the large, one-time, counter-IED program in which we participated last year, the multi-year WIN-T military communications program and the unpredictable MRI business that has fluctuated significantly for several years,” said Joe Caldarelli, chief executive officer.  “Fiscal 2012 represents a renewed focus on a number of our long-term, recurring programs.  These core programs continue to perform well and offer solid opportunities for CPI, due, in part, to improving economic conditions.  In particular, our radar, commercial communications and x-ray imaging businesses have been strong in the first quarter and are expected to provide solid results throughout the year.”

In the first quarter of fiscal 2012, CPI generated total sales of $93.0 million, which was a four percent increase from the $89.0 million in sales generated in the same quarter of the previous year.

•	In the defense market, sales increased by eight percent, due to higher sales to support certain radar systems.
•	In the medical market, sales increased by 14 percent, principally as the result of higher sales of products used in x-ray imaging applications.
•
In the communications market, sales increased by five percent, primarily because of higher sales to support commercial communications programs, particularly for fixed satellite services and direct-to-home broadcast applications.

CPI booked total orders of $97.6 million in the first quarter of fiscal 2012, resulting in a strong book-to-bill ratio of 1.05.  In the same quarter of fiscal 2011, the company’s $99.1 million in orders included $6.9 million for a one-time program, which was completed in fiscal 2011, for counter-improvised explosive device (counter-IED) products.  Excluding this non-recurring program, orders for CPI’s products increased six percent.  As of December 30, 2011, the company had a robust order backlog of $252 million.

•	In the defense market, orders increased 10 percent, primarily as a result of higher orders for products to support the Aegis weapons system and certain missile systems.
•
In the medical market, orders decreased by seven percent.  An increase in orders for x-ray imaging applications was offset by lower orders for products to support magnetic resonance imaging (MRI).  In addition, due to the timing of the receipt of a large order, the first quarter of fiscal 2011 contained unusually high orders for radiation therapy applications; orders to support these applications were at more normal levels in the most recent quarter.

•
In the communications market, total orders decreased by 16 percent due to lower orders for products to support military communications applications, particularly Increment One of the Warfighter Information Network –Tactical (WIN-T) program which has been substantially completed, as expected.

The first quarter of fiscal 2012 included significant increases in expenses resulting from the acquisition of CPI by Veritas Capital in February 2011, including, in comparison to the same quarter of the prior year, a $4.7 million increase in depreciation and amortization expenses and a $3.1 million increase in interest expenses due to the refinancing of the company in connection with the acquisition.  In comparison, the first quarter of fiscal 2011 included $2.7 million in strategic alternative transaction expenses that did not recur in the most recent quarter.  Primarily as a result of the increase in acquisition-related expenses, the company recorded net loss of $1.6 million as compared to net income of $2.2 million in the same quarter of the prior year.

CPI generated adjusted EBITDA of $12.7 million in the first quarter of fiscal 2012.  As compared to the prior year’s first quarter, adjusted EBITDA in the most recent quarter was unfavorably impacted by the translation of Canadian costs to the U.S. dollar; this impact was offset, in part, by an increase in gross profit due to higher sales levels.  Primarily as a result of the unfavorable Canadian-to-U.S. exchange rate, the first quarter’s adjusted EBITDA decreased from $13.2 million in the same quarter of the prior year.

As of December 30, 2011, CPI had cash and cash equivalents totaling $38.9 million.  In the 12 months ending on that date, cash flow from operating activities totaled $6.5 million and free cash flow totaled negative $2.2 million.  The negative free cash flow result was due to strategic alternative transaction expenses related to the acquisition.  Adjusted free cash flow, which excludes certain payments related to the acquisition, among other items, was $11.0 million for the 12 months ending on December 30, 2011.

Fiscal 2012 Outlook

CPI is reconfirming the following previously issued guidance for fiscal 2012:

•	Total sales of between $380 million and $395 million;
•	Adjusted EBITDA of between $63 million and $65 million; and
•	Adjusted free cash flow of more than $17 million.

CPI believes its effective tax rate for fiscal 2012 will be approximately 39 percent.

Financial Community Conference Call

In conjunction with this announcement, CPI will hold a conference call on Friday, February 10, 2012 at 11:00 a.m. (EST) that will be broadcast live simultaneously over the Internet on the company’s Web site.  To participate in the conference call, please dial (800) 649-5127, or (253) 237-1144 for international callers, enter conference ID 47307215 and ask for the CPI International First Quarter Fiscal 2012 Financial Results Conference Call.  To access the call via the Internet, please visit http://investor.cpii.com and click “Events.”

About CPI International Holding Corp.

CPI International Holding Corp., headquartered in Palo Alto, California, is the parent company of CPI International, Inc., which is the parent company of Communications & Power Industries LLC, a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries LLC develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented here are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring, non-cash, unusual or other items.  EBITDA margin represents EBITDA divided by sales.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees.  Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring, unusual or other items.

CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies.  Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of income or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward-looking statements.  These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; goodwill impairment considerations; customer cancellations of sales contracts; U.S. Government contracts; export restrictions and other laws and regulations; international laws; changes in technology; the impact of unexpected costs; the impact of a general slowdown in the global economy; the impact of environmental laws and regulations; and inability to obtain raw materials and components.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI International Holding Corp.
and Subsidiaries

CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(in thousands)

	Three Months Ended
	December 30, 2011	December 31, 2010
	Successor (1)	Predecessor (1)
Sales	$92,981	$89,020
Cost of sales	68,610	64,099
Gross profit	24,371	24,921
Operating costs and expenses:
Research and development	3,388	3,130
Selling and marketing	5,441	5,244
General and administrative	6,152	6,316
Amortization of acquisition-related intangible assets	4,855	686
Strategic alternative transaction expenses	-	2,657
Total operating costs and expenses	19,836	18,033
Operating income	4,535	6,888
Interest expense, net	6,826	3,711
(Loss) income before income taxes	(2,291)	3,177
Income tax (benefit) expense	(652)	955
Net (loss) income	(1,639)	2,222

Other comprehensive income, net of tax
Unrealized gain on cash flow hedges, net of tax of $159 and $126	465	97
Total other comprehensive income, net of tax	465	97
Comprehensive (loss) income	$(1,174)	$2,319

(1)	Successor refers to CPI International Holding Corp. and its subsidiaries following the February 11, 2011 merger with Veritas Capital. Predecessor refers to CPI International, Inc. and its subsidiaries prior to the February 11, 2011 merger.

CPI International Holding Corp.
and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 30,	September 30,
	2011	2011
Assets
Current Assets:
Cash and cash equivalents	$38,933	$34,955
Restricted cash	2,657	2,370
Accounts receivable, net	45,302	45,610
Inventories	77,651	78,296
Deferred tax assets	14,260	14,414
Prepaid and other current assets	6,287	6,486
Total current assets	185,090	182,131
Property, plant, and equipment, net	80,989	81,675
Deferred debt issue costs, net	13,554	14,073
Intangible assets, net	257,129	262,232
Goodwill	178,787	178,983
Other long-term assets	7,181	5,205
Total assets	$722,730	$724,299

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$9,900	$1,500
Accounts payable	22,747	27,188
Accrued expenses	30,102	27,301
Product warranty	5,586	5,607
Income taxes payable	2,704	2,912
Advance payments from customers	15,180	14,661
Total current liabilities	86,219	79,169
Deferred tax liabilities	88,243	87,268
Long-term debt, less current portion	352,950	361,697
Other long-term liabilities	6,375	6,269
Total liabilities	533,787	534,403
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 2 shares authorized; 1 share issued and outstanding)	-	-
Additional paid-in capital	197,785	197,564
Accumulated other comprehensive loss	(720)	(1,185)
Accumulated deficit	(8,122)	(6,483)
Total stockholders’ equity	188,943	189,896
Total liabilities and stockholders' equity	$722,730	$724,299

CPI International Holding Corp.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	December 30, 2011	December 31, 2010
	Successor (1)	Predecessor (1)
Cash flows from operating activities
Net cash provided by operating activities	$6,136	$17,487

Cash flows from investing activities
Capital expenditures	(1,783)	(447)
Payment of patent application fees	-	(6)
Net cash used in investing activities	(1,783)	(453)

Cash flows from financing activities
Repayment of borrowings under Successor's term loan facility	(375)	-
Payment for Predecessor's senior credit facilities agreement amendment	-	(379)
Proceeds from stock purchase plan and exercises of stock options	-	353
Excess tax benefit on stock option exercises	-	70
Net cash (used in) provided by financing activities	(375)	44

Net increase in cash and cash equivalents	3,978	17,078
Cash and cash equivalents at beginning of year	34,955	42,829
Cash and cash equivalents at end of year	$38,933	$59,907

Supplemental cash flow disclosures
Cash paid for interest	$2,064	$800
Cash paid for income taxes, net of refunds	$815	$3,284

(1)	Successor refers to CPI International Holding Corp. and its subsidiaries following the February 11, 2011 merger with Veritas Capital. Predecessor refers to CPI International, Inc. and its subsidiaries prior to the February 11, 2011 merger.

CPI International Holding Corp.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended
		December 30,	December 31,
		2011	2010
		Successor(1)	Predecessor(1)
Net income (loss)		$(1,639)	$2,222
Depreciation and amortization		7,560	2,823
Interest expense, net		6,826	3,711
Income tax (benefit) expense		(652)	955
EBITDA		12,095	9,711

Adjustments to exclude certain non-recurring, non-cash or other unusual items:
Stock-based compensation expense	(2)	221	790
Merger expenses	(3)	-	2,657
Veritas Capital management fee	(4)	422	-
Total adjustments		643	3,447
Adjusted EBITDA		$12,738	$13,158

EBITDA margin	(5)	13.0%	10.9%
Adjusted EBITDA margin	(6)	13.7%	14.8%
Net income margin	(7)	(1.8%)	2.5%

(1)
Successor refers to CPI International Holding Corp. and its subsidiaries following the February 11, 2011 merger with Veritas Capital. Predecessor refers to CPI International, Inc. and its subsidiaries prior to the February 11, 2011 merger.

(2)
For the period ended December 31, 2010, represents a charge for stock options, restricted stock awards, restricted stock unit awards and the employee discount related to CPIs Employee Stock Purchase Plan, including for the acceleration of vesting of stock options in conjunction with the sale of the Predecessor. For the period ended December 30, 2011, represents compensation expense for Class B membership interests by certain members of management and independent directors in the companys parent, CPI International Holding LLC.

(3)	Represents non-recurring transaction costs, such as fees for investment bankers, attorneys and other professional services rendered in conjunction with the sale of the company.
(4)	Represents a management fee payable to Veritas Capital for advisory and consulting services.
(5)	Represents EBITDA divided by sales.
(6)	Represents adjusted EBITDA divided by sales.
(7)	Represents net income divided by sales.

CPI International Holding Corp.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(in thousands - unaudited)

		Twelve Months Ended
		December 30,
		2011(1)
Net cash provided by operating activities		$6,493
Capital expenditures		(8,688)
Payment of patent application fees		(4)
Free cash flow		(2,199)

Adjustments to exclude certain non-recurring or other unusual items:
Cash paid for merger expenses, net of taxes	(2)	11,880
Cash paid for Veritas Capital advisory fee, net of taxes	(3)	911
Cash paid for debt extinguishment, net of taxes	(4)	391
Total adjustments		13,182
Adjusted free cash flow		$10,983

Free cash flow		$(2,199)
Net loss		$(15,074)

(1)
Based on the combined results of CPI International Holding Corp. for the period February 11, 2011 through December 30, 2011, and the predecessor, CPI International, Inc. (the Predecessor), for the period January 2, 2010 through February 10, 2011. This presentation of the combined results of operations for the 12 months ended December 30, 2011 does not comply with generally accepted accounting principles in the United States or with the rules for pro forma presentation. CPI believes that this presentation facilitates the ability of its investors to more meaningfully compare its combined operating results for this period with past and future periods.

(2)
Represents cash paid, net of income taxes, for: (i) fees for investment bankers, attorneys, other professional services and for transaction costs in connection with the sale of the company, and (ii) cash payments for the unvested portion of restricted stock awards for which vesting was accelerated in connection with the sale of the company.

(3)	Represents a management fee paid to Veritas Capital for advisory and consulting services, net of income taxes.
(4)	Represents cash paid for bond tender fees and other related expenses related to the retirement of debt obligations of the Predecessor, net of income taxes.